Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated July 11, 2008, relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust, and the effectiveness of Investors Real Estate Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Minneapolis, MN September 29, 2008